UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2021

MEDIFIRST SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55465	27-3888260
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4400 Route 9 South, Suite 1000, Freehold, NJ	07728
(State or other jurisdiction of incorporation)	(Zip Code)

Registrant’s telephone number, including area code: (732) 786-8044

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Item 1.01 Entry into a Material Definitive Agreement

On July 7, 2021, Medifirst Solutions, Inc. (the “Company”) engaged Shefford Capital Management, LLC. (Shefford) to serve as its Chief Financial Officer, to manage its turnaround, for a term of one year, subject to earlier termination on 30 days’ notice. During the term, Shefford will receive a fee of $1,000 per month, which amount will be increased to $5,000 or more in months during which the Company files its periodic reports with the Securities and Exchange Commission.

In addition to the cash compensation specified above, Shefford will be issued stock options over the term, as follows:

●	an option to purchase 1,000,000 shares of the Company’s common stock, granted on July 7, 2021, at an exercise price equal to the closing price of a share of the Company’s common stock on the grant date (adjusted for splits), such option to vest in full 90 days after grant; and

●	options to purchase 200,000 shares of the Company’s common stock, each such option to be granted on the last day of each month commencing August 2021 and ending June 2022, provided that this Agreement has not been terminated prior to each such grant date, at an exercise price equal to the closing price of a share of the Company’s common stock on each grant date, each such option to be fully vested upon grant.

Shefford will be reimbursed for business expenses incurred in connection with the performance of services as the Company’s Chief Financial Officer. The agreement with Shefford also contains provisions regarding indemnification and arbitration of disputes.

Item 9.01 Financial Statements and Exhibits

†10.1	Engagement Agreement dated July 7, 2021 between Medifirst Solutions, Inc. and Shefford Capital Management, LLC.

†	Management contract or compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDIFIRST SOLUTIONS, INC.

Date: July 7, 2021		/s/ Thomas Griffin
	Name:	Thomas Griffin
	Title:	Chief Executive Officer

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